Exhibit 10.36

CRESTWOOD EQUITY PARTNERS LP
2018 LONG-TERM INCENTIVE PLAN, AS AMENDED

PERFORMANCE UNIT GRANT AGREEMENT

THIS PERFORMANCE UNIT GRANT AGREEMENT (this “Agreement”), dated as of ____________, 2023, is made and entered into by and between Crestwood Equity GP LLC, a Delaware limited liability company (the “General Partner”), and ________ (the “Service Provider”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Crestwood Equity Partners LP 2018 Long Term Incentive Plan, as amended (the “Plan”), unless the context requires otherwise.
RECITALS

A.    Crestwood Equity Partners LP (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the Plan to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”);
B.    The Plan provides for the grant of performance units, which are phantom (notional) rights that represent the right to receive one or more limited partnership units (a “Unit”) of the Partnership as determined by the Committee (as defined in the Plan);
C.    The Plan also permits the granting of rights to receive an amount in cash or additional Units with respect to the cash distributions made by the Partnership with respect to a Unit during the period such performance unit is outstanding (“DERs”); and

D.    The Committee has decided to make a performance unit grant, with DERs, subject to the terms and conditions set forth in this Agreement and the Plan, as an inducement for the Participant to promote the best interests of the Partnership.
NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the General Partner agree as follows:

1.Grant of Performance Units.  Subject to the terms and conditions set forth in this Agreement and the Plan, the General Partner hereby confirms the grant to the Service Provider of _____ performance units (the “Grant Date Performance Units”) as of the date set forth above (the “Date of Grant”).  Unless the Performance Units are terminated or forfeited as provided in Section 3, immediately prior to vesting of the Performance Units the General Partner shall grant to the Service Provider additional performance units equal to the aggregate amount of Distribution PIK Units (as defined in Section 5) then allocated to the Service Provider and such Distribution PIK Units shall vest and otherwise be subject to the Performance Multiplier (as defined in Section 3 below) in the same way as the Grant Date Performance Units. The Grant Date Performance Units and the accrued Distribution PIK Units are referred to herein collectively as the “Performance Units”. The Performance Units will become vested in accordance with Section 3 below and will be distributed in accordance with Section 4 below.  Except as otherwise provided below, prior to the date the Performance Units are distributed as Units in accordance with Section 4 below, the Service Provider will not be deemed to have any voting rights or cash distribution rights with respect to any Units subject to this grant.  For purposes of this Agreement, each Performance Unit shall be equivalent to one Unit.

2.Performance Unit Account.  The General Partner shall establish and maintain a Performance Unit account, as a bookkeeping account on its records (the “Performance Unit Account”), for the Service Provider and shall record in such Performance Unit Account the number of Grant Date Performance Units granted to the Service Provider pursuant to this Agreement and the amount, if any, of accrued Distribution PIK Units.  The Service Provider shall not have any interest in any fund or specific assets of the Partnership Entities by reason of this grant or the Performance Unit Account established for the Service Provider.

3.Vesting.

(a)Except as otherwise provided in Paragraphs (b), (c) and (d) below, or as provided in an Employment Agreement (as defined in Paragraph 3(f) below) between the Service Provider and the Partnership Entities, the Service Provider will become vested in the Performance Units three years after the Date of Grant (the “Restriction Period”) based on the achievement of performance goals with respect to the Partnership as described on the attached Exhibit A.  The amount payable with respect to the Service Provider’s Performance Units shall be determined by multiplying each Performance Unit by a payout performance multiplier of between fifty percent and two hundred percent (50%-200%) (the “Performance Multiplier”), which shall be determined pursuant to and based upon actual performance compared to the performance goals described on Exhibit A.

(b)Except as otherwise provided in this Agreement, if the Service Provider terminates his or her employment or service with the Partnership Entities prior to the end of the Restriction Period, the unvested Performance Units as of the date of termination shall terminate and any right to corresponding Units shall be forfeited; provided, however, that if the Service Provider terminates employment or service with the Partnership Entities on account of death or Disability (as defined in the Plan), all of the Service Provider’s unvested Performance Units shall vest and be paid immediately based on a payout performance multiplier of one hundred percent (100%).

(c)If the Service Provider terminates employment or service with the Partnership Entities as a result of either (i) a termination by any of the Partnership Entities without Employer Cause, or (ii) a termination by the Service Provider by reason of Employee Cause (each as defined in Paragraph 3(f) below), except for a termination during the 12 month period immediately following a Change of Control in accordance with Paragraph 3(d) below, the Performance Units will vest as follows:

(i)if there are less than twelve months left prior to the end of the Restriction Period, the Performance Units will vest at the end of the Restriction Period at a multiple of the Performance Multiplier based on the actual performance results for the Restriction Period; and
(ii)if there are twelve months or more left prior to the end of the Restriction Period, the Performance Units will vest on the date of the Service Provider’s termination of employment or service based on a payout multiplier of one hundred percent (100%).

(d)If, during the 12 month period immediately following a Change of Control, the Service Provider terminates employment or service with the Partnership Entities as a result of either (i) a termination by any of the Partnership Entities without Employer Cause, or (ii) a termination by the Service Provider by reason of Employee Cause, the Performance Units will vest on the date of termination, at the greater of:

(i)the number of Performance Units multiplied by a Performance Multiplier of one hundred percent (100%); or
(ii)the number of Performance Units multiplied by the Performance Multiplier based on the actual performance results as if the Restriction Period had lapsed on the date of Service Provider’s termination, as determined by the Committee in its discretion.
(e)Notwithstanding any other provisions set forth in this Agreement or in the Plan, if the Service Provider ceases to be employed by, or provide service to, the Partnership Entities on account of a termination by any of the Partnership Entities for Employer Cause, any Performance Units that have not been distributed pursuant to Section 4 as of such date shall immediately terminate and any right to corresponding Units shall be forfeited.

(f)For purposes of this Agreement, “Change of Control,” “Employer Cause” and “Employee Cause” shall have the meaning given such terms in any employment agreement between you and the General Partner, the Partnership or any of their respective Affiliates. If there is no existing employment agreement between you and the General Partner, the Partnership or any of their respective Affiliates, the following definitions shall apply:

(i)Change of Control. “Change of Control” shall be as defined in the Plan.
(ii)Employee Cause. “Employee Cause” shall mean: (A) any change in the nature of Service Provider’s title, duties, responsibilities or reporting relationship (including (x) no longer reporting directly to the board of directors or similar body of any successor to the Crestwood Operations LLC (“Employer”), General Partner or the Partnership, as applicable (the “Governing Body”) or (y) reporting to an officer whose reporting relationship to the Governing Body has been diminished); (B) a material breach by Employer (or an Affiliate ) of any material provision of this Agreement; (C) a material and continuing reduction in the aggregated total of Service Provider’s Base Salary, target term sheet Bonus potential and target equity percentage; or (D) a reassignment by the Employer of the Service Provider’s principal place of employment to a location more than twenty-five (25) miles from his principal place of employment. For Service Provider to terminate for Employee Cause in connection with a Change of Control: (i) Employer must be notified by Service Provider in writing within 30 days of the date Service Provider becomes aware of the event that would allow Service Provider to terminate employment for Employee Cause, with such notice setting forth such event in reasonable detail; (ii) the event must remain uncorrected by Employer for 30 days following Employer’s receipt of such notice (the “Change of Control Notice Period”); and (iii) such termination must occur within 30 days after the expiration of the Change of Control Notice Period.
(iii)Employer Cause. “Employer Cause” shall mean that Service Provider: (a) has been indicted or convicted of, or has entered a plea of guilty or nolo contendere to, a felony charge or crime involving moral turpitude, or, in the course of Service Provider’s employment has engaged in fraudulent or criminal activity (whether or not prosecuted); (b) has failed to follow reasonable directions of the General Partner, the Partnership or any of their respective Affiliates, provided that the foregoing failure shall not be “Employer Cause” if Service Provider in good faith believed that such direction is illegal and promptly so notify the Board; (c) has failed to devote all professional time to the General Partner, the Partnership and their respective Affiliates, except as permitted by the General Partner, the Partnership and their respective Affiliates; (d) has materially breached any policy or code of conduct of the General Partner, the Partnership and their respective Affiliates; (e) has received a kickback or rebate of any fee or expense paid by the General Partner, the Partnership and their respective Affiliates; (f) has engaged in the use of illegal drugs, the persistent excessive use of alcohol, or any other activity that materially impairs their ability to perform their duties or results in conduct bringing the General Partner, the Partnership or any of their respective Affiliates into substantial public disgrace or disrepute, or (h) engaged in intentional, reckless, or grossly negligent conduct that has or is reasonably likely to have a material adverse effect on the General Partner, the Partnership or any of their respective Affiliates.
4.Distribution.  All of the Performance Units that vest pursuant to Section 3 above shall convert to Units to be issued under the Plan (rounded down to the nearest whole Unit with any fractional Units being cancelled for no consideration) and shall be distributed as soon as practicable following, but no later than 30 days following, the date the Performance Units vest as set forth in this Agreement. Upon conversion to Units to be issued under the Plan, the Performance Units so converted shall no longer be deemed Performance Units and will be considered settled in full.

5.DERs and PIK Units.  In the event the Partnership declares any distributions in respect of its outstanding common Units and on the record date for such distribution the Service Provider holds Performance Units (which, for the avoidance of doubt, includes the aggregate amount of Distribution PIK Units previously allocated to Service Provider as of such record date), the amount of such distribution that would be payable to the Service Provider if he or she were the holder of record of a number of common Units equal to the number of such Performance Units (the “DER Payment”) shall be allocated to the Service Provider and recorded in the Performance Unit Account. For each DER Payment, the General Partner shall determine a number of additional performance units to allocate to the Service Provider for such distribution (the “Distribution PIK Units”) by dividing such DER Payment by the closing price of a common Unit on the date the relevant distribution is paid to Unit holders generally. The Service Provider will have no interest in any DER Payments, including any cash payment relating to such DER Payments, but only in the resulting Distribution PIK Units that may be granted in accordance with Section 1.

6.Acknowledgment by Service Provider.  By executing this grant, the Service Provider hereby acknowledges that with respect to any right to Performance Units or any DER Payments, the Service Provider is and shall be an unsecured creditor of the Partnership without any preference as against other unsecured general creditors of the Partnership, and the Service Provider hereby covenants for himself or herself, and anyone at any time claiming through or under the Service Provider, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law.  The Service Provider also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement.  The Service Provider further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Service Provider’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Service Provider, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Service Provider.

7.Restrictions on Issuance or Transfer of Units.  The obligation of the General Partner to deliver Units upon distribution of the Performance Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that a further listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Units, the Units may not be issued in whole or in part unless such further listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  In the event an exemption from registration under the Securities Act of 1933 (the “Securities Act”) is available, the Service Provider, if requested by the General Partner to do so, will execute and deliver to the General Partner in writing an agreement containing such provisions as the General Partner may require to assure compliance with applicable securities laws.

8.Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control.  This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of Units, (iii) changes in capitalization of the Partnership, and (iv) other requirements of applicable law.  The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.  By receiving this grant, the Service Provider hereby agrees to be bound by the terms and conditions of the Plan and this Agreement.  The Service Provider further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Service Provider’s rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Service Provider, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Service Provider.

9.Assignment and Transfers.  No Performance Units awarded to the Service Provider under this Agreement may be transferred, assigned, pledged or encumbered by the Service Provider, except (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order. Except as set forth above, any attempt to transfer, assign, pledge or encumber the Performance Units or DER Payments by the Service Provider shall be null, void and without effect.  The rights and protections of the General Partner hereunder shall extend to any successors or assigns of General Partner.

10.Taxes/Withholding.  The vesting of Performance Units, as well as any amounts received upon distribution of Performance Units pursuant to Section 4 above, is treated as taxable income to the Service Provider, subject to withholding, and the Service Provider shall be solely responsible for all tax consequences that result from the vesting and distribution of the Performance Units, as well as any subsequent sale of Units.  The Partnership Entities are authorized to withhold from any payment due or transfer made under this grant or from any compensation or other amount owing to the Service Provider, the amount (in cash or Units that would otherwise be issued pursuant to this grant as determined by the Committee) of any applicable withholding taxes that are due in respect of this grant, the lapse of restrictions thereon, or any payment or transfer under this grant and to take such other action as may be necessary in the opinion of the Partnership Entities to satisfy its withholding obligations for the payment of such taxes.  If Units are withheld, the maximum number of Units that may be withheld will be the number of Units that have an aggregate Fair Market Value on the date of withholding no greater than the aggregate amount of such tax liabilities of the Service Provider determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Performance Units, as determined by the Committee.

11.No Rights as Unitholder.  The Service Provider shall not have any rights as a Unitholder of the Partnership, including the right to any cash distributions, or the right to vote, with respect to any Performance Units.

12.Employment Not Affected.  This grant of Performance Units shall not confer upon the Service Provider any right to be retained by, or in the employ or service of, the Partnership Entities and shall not interfere in any way with the right of the Partnership Entities to terminate the Service Provider’s employment or service at any time.  The right of the Partnership Entities to terminate at will the Service Provider’s employment or service at any time for any reason is specifically reserved.

13.Effect on Other Benefits.  The value of Units distributed with respect to the Performance Units shall not be considered eligible earnings for purposes of any other plans maintained by the Partnership Entities.  Neither shall such value be considered part of the Service Provider’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

14.Amendments.  The General Partner may waive any conditions or rights under and amend any terms of this Agreement, provided that no change shall materially reduce the benefit to the Service Provider without the consent of the Service Provider, except as necessary to comply with the requirements of Section 17 below.

15.Governing Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof, and applicable federal law.

16.Notice.  Any notice to the General Partner provided for in this Agreement shall be addressed to the General Partner in care of the General Counsel at the principal office of the General Partner, and any notice to the Service Provider shall be addressed to such Service Provider at the current address shown in the records of the Partnership Entities, or to such other address as the Service Provider may designate to the Partnership Entities in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

17.Section 409A of the Internal Revenue Code.  This Agreement is intended to comply with an exemption to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  To the extent that any provision of this Agreement or the Plan would cause a conflict with the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  This Agreement may be amended without the consent of the Service Provider in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code. If the Service Provider is a “specified employee” within the meaning of Treasury Regulation § 1.409A-1(i) as of the date of the Service Provider’s separation from service, the Service Provider shall not be entitled to any payment or benefit pursuant to Paragraph 3(c)(ii) until the earlier of (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of the Service Provider’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Phrases regarding to the termination or separation of the Service Provider’s employment or service relationship with the Partnership Entities mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

18.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Emailed or faxed signatures (or copies thereof) on this Agreement shall be valid, binding and as effective as original signatures for all purposes.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

BY APPROVAL OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF CRESTWOOD EQUITY GP LLC:

Crestwood Equity Partners LP
By: Crestwood Equity GP LLC, as its general partner

By:
Manasi Pandya
Vice President, Human Resources

Date: February _____, 2023

I hereby accept the Performance Units and DERs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all of the decisions and interpretations of the Committee with respect to this Agreement and the Plan shall be final and binding.

Service Provider:

Date:

Designation of Beneficiary:

(Name of Beneficiary)

(Relationship to Holder)

(Street Address)

(City, State, Zip Code)

(Social Security Number)

EXHIBIT A

Metric	Weighting	50% Payout	100% Payout	200% Payout
DCF Per Unit •2025 Annual DCF available to common unitholders divided by total common unit count	25%	$4.75	$5.25	$5.75
Leverage Ratio •Total Debt Outstanding at December 31, 2025 divided by 2025 Annualized Adjusted EBITDA as defined by the CMLP Facility	25%	4.5x	4.0x	3.5x
Total Unitholder Return •Total return delivered to unitholders from January 1, 2023 to December 31, 2025 through distributions and unit price appreciation as measured by Bloomberg •Targets set as benchmarked performance relative to the peers set forth on Exhibit B	50%	25th percentile	50th percentile	75th percentile

Payout is linear between payout levels based on actual achievement relative to target ranges.

DCF Per Unit are annual targets for the Partnership measured solely with respect to calendar year 2025.

Total Unitholder Return is a three-year cumulative target for the Partnership measured from January 1, 2023 to December 31, 2025.
For purposes of determining the “unit price” of a partnership on a given date when calculating Total Unitholder Return, the “unit price” shall equal the average of the partnership’s closing unit price for the immediately preceding 20 trading days prior to such given date.
In the event of a material recapitalization, merger, acquisition, consolidation, split-up, spin-off, combination, divestiture, or other similar transaction or event occurs, the Committee may in its sole discretion make an adjustment to this schedule where appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to this Agreement.

Exhibit B

BP Midstream Partners LP
Blueknight Energy Partners LP
Cheniere Energy Partners LP
Crestwood Equity Partners LP
DCP Midstream, LP
Delek Logistics Partners LP
Energy Transfer LP
EnLink Midstream LLC
Enterprise Products Partners LP
Evolve Transition Infrastructure LP
Genesis Energy LP
Green Plains Partners LP
Hess Midstream LP
Holly Energy Partners LP
MPLX LP
Magellan Midstream Partners
Martin Midstream Partners LP
NGL Energy Partners LP
NuStar Energy LP
PBF Logistics LP
Phillips 66 Partners LP
Plains All American Pipeline LP
Rattler Midstream LP
Shell Midstream Partners LP
Summit Midstream Partners L.P.
USD Partners LP
Western Midstream Partners, LP

The Committee shall have the authority to update this list from time to time to reflect changes resulting from merger, consolidation, combination, spin-off, bankruptcy or similar event affecting any of the listed companies.